SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                    ----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

                       Date of Report - October 23, 2003
                       (Date of earliest event reported)

                          METROLOGIC INSTRUMENTS, INC.
             (Exact name of Registrant as specified in its charter)



               New Jersey                0-24172             22-1866172
        (State of incorporation) (Commission file number) (IRS employer identification number)

                  90 Coles Road, Blackwood, New Jersey, 08012
               (Address of principal executive offices, zip code)

                            Area Code (856) 228-8100
                               (Telephone number)


Item 12.  Results of Operation and Financial Condition


     Metrologic Instruments, Inc. (the "Company") is furnishing herewith as
Exhibit 99.1 its Press Release dated October 23, 2003 announcing the Company's earnings for the third quarter ended September 30, 2003.



Item 7.   Financial Statements and Exhibits.

          (c)      Exhibits

          99.1     Metrologic Instruments, Inc. press release dated
                   October 23, 2003 announcing the Company's earnings for the third quarter ended September 30, 2003.






                                   SIGNATURES

                  Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  October 23, 2003                     Metrologic Instruments, Inc.


                                             By:      /s/ Kevin J. Bratton
                                                      Kevin J. Bratton
                                                      Chief Financial Officer

                          METROLOGIC INSTRUMENTS, INC.
                           CURRENT REPORT ON FORM 8-K

                                 EXHIBIT INDEX

Exhibit
No.                                                                     Page


99.1           Metrologic Instruments, Inc. press release dated           3
               October 23, 2003 announcing the Company's earnings for the third quarter ended September 30, 2003.

EXHIBIT 99.1


Corporate Headquarters
Metrologic Instruments, Inc.
90 Coles Road
Blackwood, NJ 08012-4638                          [COMPANY LOGO]
Tel   856.228.8100
Fax   856.228.6673 (sales)
Fax   856.228-0653 (finance/legal)
www.metrologic.com


       Metrologic Announces Record Financial Results for Third Quarter;

           Net Income Exceeds High End of Revised Guidance Estimates;

                      Increases Guidance for 2003 and 2004


Blackwood, New Jersey - October 23, 2003 -- Metrologic Instruments, Inc. (NASDAQ: MTLG), experts in optical image capture and processing solutions that design, manufacture and market sophisticated imaging and scanning solutions for a variety of point-of-sale, commercial and industrial applications using a broad array of laser, holographic and vision-based technologies, today announced record financial results for the third quarter ended September 30, 2003.

Sales increased 17% to approximately $32.6 million for the third quarter of 2003 compared with $27.7 million for the same period last year. Net income was approximately $2.7 million, or $0.28 pre-split diluted earnings per share, compared with net income of $0.3 million, or $0.03 diluted earnings per share, for the same period last year.

The 2003 third quarter sales represent the largest amount of sales for any quarter in the 35-year history of the Company. In addition, net income for the third quarter was the largest recorded quarterly net income in the Company's history, excluding the one-time gain in the first quarter of 2003 relating to the discount earned in the early repayment of certain subordinated debt.

Net income for the three months ended September 30, 2003 benefited by approximately $0.07 pre split per diluted share due to the decrease in the U.S. dollar relative to other foreign currencies, primarily the euro, as compared with the third quarter of 2002.

The Company's offering of 1.725 million common shares closed in October 2003, and therefore the earnings per share data for the third quarter and nine months ended September 30, 2003 do not include the increased shares from the offering. These increased shares are reflected in the updated 2003 and 2004 guidance in this release.

The Company announced a 2 for 1 stock split on October 6, 2003 payable on October 30, 2003. The earnings per share data for the three and nine months ended in this release do not include the increased shares that will result from the stock split. The earnings per share data in the Company's Form 10-Q for the third quarter, and the updated 2003 and 2004 guidance in this release, will be calculated using the increased number of shares resulting from the stock split. After the stock split, the Company will have approximately 20.5 million common shares issued and outstanding.

Sales for the nine months ended September 30, 2003 increased 14% to approximately $96.3 million compared with approximately $84.2 million for the same period last year.

Net income for the nine months ended September 30, 2003 was approximately $6.7 million, or $0.74 pre-split diluted earnings per share, excluding the one-time gain of $2.2 million resulting from a discount earned on the early repayment of certain subordinated debt and the write-off of certain expenses associated with the Company's new credit agreements. This compares with net income of $0.015 million, or $0.00 diluted earnings per share, for the same period last year. Net income for the nine months ended September 30, 2003, including the above one-time gain and certain expenses, was approximately $8.6 million, or $0.95 diluted earnings per share.

Commenting on the third quarter results, Metrologic's Chairman and Chief Executive Officer, C. Harry Knowles, stated, "I am gratified with our significant developments during the third quarter. We had record financial results that were achieved while simultaneously working on our offering of
1.725 million common shares. The offering provided $56 million in cash which significantly strengthens our balance sheet. Our new products, in both our POS and Industrial markets, are being received well by customers in the testing stages. "

Thomas E. Mills IV, President and Chief Operating Officer, commented, "Metrologic's Point-of-Sale/OEM segment is the fastest growing segment in the Company with a 25% increase in sales in the third quarter, and the Industrial Scanning and Dimensioning segment generated an impressive 24% increase in sales for the same period. We believe this sales growth should continue in the fourth quarter of 2003, and particularly in 2004 as our several new products start to increase in sales volume. Our new Stratos(R) bioptic scanner for supermarkets has been installed in hundreds of locations worldwide. There is a backlog of requests for over 100 customer tests of our new Bluetooth(R) wireless hand-held scanner, Voyager BT(TM)."

2003 and 2004 Guidance Increased:
All earnings per share amounts in this section are calculated using the shares resulting from the 2 for 1 stock split payable on October 30, 2003 and the
1.725 million shares resulting from the offering that closed in October 2003. The total shares issued and outstanding after the offering and stock split will be approximately 20.5 million shares.

Metrologic increased guidance for fourth quarter 2003 sales on August 25, 2003 to approximately $35 million to $36 million. The Company is now increasing guidance for fourth quarter net income to approximately $3.0 million to $3.3 million, or $0.13 to $0.14 post-split diluted earnings per share, assuming that the value of the euro maintains a rate close to $1.10 U.S. dollars to the euro. The net income estimate is an increase from the Company's previous estimate of $2.7 million to $3.0 million. These earnings per share estimates include the effect of the Company's 1.725 million common share offering and the announced 2 for 1 stock split.

Metrologic expects sales for the full year of 2003 to be approximately $132 to $133 million. Net income for the year ending December 31, 2003 is expected to be in the range of $9.7 million to $10.0 million, or $0.50 to $0.52 post-split diluted earnings per share, excluding the one-time gain of $2.2 million and the write-off of certain costs associated with the Company's credit agreements, compared to net income of $1.7 million, or $0.10 split-adjusted diluted earnings per share, for the year 2002. The revised earnings per share estimates include the effect of the Company's 1.725 million common share offering and the announced 2 for 1 stock split.

The full year 2003 net income estimate is an increase from the Company's previous estimate of $8.8 million to $9.3 million, or $0.47 to $0.50 post-split diluted earnings per share, excluding the one-time gain of $2.2 million and the write-off of certain expenses associated with the Company's new credit agreements.

For the full year of 2004, Metrologic expects sales to be approximately $153 million to $155 million, and net income to be in the range of $15.5 million to $16.6 million, or $0.67 to $0.73 post-split diluted earnings per share. The earnings estimate for 2004 assumes that the value of the euro is approximately $1.05 U.S. dollars to the euro. The 2004 net income estimate is an increase from the Company's previous estimate of $11.8 million to $12.8 million, or $0.47 to $0.50 post-split diluted earnings per share. The increase in projected net income is based on the financial impact resulting from the Company's recently completed offering of 1.725 million common shares and additional manufacturing and engineering cost reductions that are now in process.

About Metrologic
Metrologic designs, manufactures and markets bar code scanning and high-speed automated data capture systems solutions using laser, holographic, camera and vision-based technologies. Metrologic offers expertise in 1D and 2D bar code reading, portable data collection, optical character recognition, image lift, and parcel dimensioning and singulation detection for customers in retail, commercial, manufacturing, transportation and logistics, and postal and parcel delivery industries. In addition to its extensive line of bar code scanning and vision system equipment, the company also provides laser beam delivery and control systems to semi-conductor and fiber optic manufacturers, as well as a variety of highly sophisticated optical systems. Metrologic products are sold in more than 100 countries worldwide through Metrologic's sales, service and distribution offices located in North and South America, Europe and Asia.

Forward Looking Statements
Forward-looking statements contained in this release are highly dependent upon a variety of important factors which would cause actual results to differ materially from those reflected in such forward looking statements. Specifically, the factors that could cause actual results to differ from expectations include: The timing, introduction and market acceptance of Metrologic's new products including, but not limited to the Stratos; foreign currency fluctuations with the US dollar; pricing pressures; competitive factors; sales cycles of Metrologic's products; Metrologic's ability to control manufacturing and operating costs which affect future profitability; technological changes in the scanner industry, specifically vision-based technologies; availability of patent protection for Metrologic's camera, vision-based technologies, and other products; the resolution of litigation; general economic conditions; and the potential impact of terrorism and international hostilities. When used in this release and documents referenced, the words "believes", "expects", "may", "should", "seeks", or "anticipates", and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. For additional factors, please see Metrologic's reports filed with the Securities and Exchange Commission.


For more information contact:             Analysts should contact:
Dale Fischer, Vice President              Thomas E. Mills IV
(856)228-8100                             President and Chief Operating Officer
Email: Investor@metrologic.com            856-228-8100

                          Metrologic Instruments, Inc.
                 Condensed Consolidated Statements of Operations
                  (amounts in thousands, except per share data)

                                       Three Months Ended    Nine Months Ended
                                           September 30,       September 30,
                                          2003      2002      2003      2002
                                          ----      ----      ----      ----
                                                     (Unaudited)
 Sales                                 $ 32,587  $ 27,735  $ 96,309  $ 84,176
 Cost of sales                           18,803    17,101    56,352    54,009
                                       --------  --------  --------  --------
 Gross profit                            13,784    10,634    39,957    30,167
 Selling, general and administrative
    expenses                              7,547     7,048    22,798    21,071
 Research and development expenses        1,686     1,754     5,210     5,287
 Debt restructuring costs                     -         -         -       732
 Severance costs                              -       251         -       602
                                       --------  --------  --------  --------
 Operating income                         4,551     1,581    11,949     2,475
 Net interest expense                      (440)     (653)   (1,172)   (2,165)
 Other income (expense)                     175      (496)     (380)     (286)
 Gain on extinguishment of debt               -         -     2,200         -
                                      ---------  --------  --------  --------
 Income before income tax expense         4,286       432    12,597        24
 Income tax expense                       1,630       164     3,952         9
                                      ---------  --------  --------  --------
 Net income                               2,656       268     8,645        15
                                      =========  ========  ========  ========
 Earnings per share:
    Basic                             $    0.31   $  0.03   $  1.04  $   0.00
    Diluted                           $    0.28   $  0.03   $  0.95  $   0.00
 Weighted average number of common
       shares outstanding
    Basic                                 8,498     8,201     8,332     8,198
    Diluted                               9,562     8,205     9,124     8,200


                          Metrologic Instruments, Inc.
                      Condensed Consolidated Balance Sheets
                           (all amounts in thousands)

                                       September 30, September 30,  December 31,
                                           2003          2003          2002
                                           ----          ----          ----
                                                      Proforma(1)
                                        (Unaudited)   (Unaudited)
 Cash and cash equivalents               $  1,360      $ 42,282     $  1,202
 Restricted cash                                -             -        1,000
 Accounts receivable, net                  21,812        21,812       20,412
 Inventories, net                          16,505        16,505       14,039
 Other current assets                       2,948         2,948        2,526
 Property, plant and equipment, net        12,058        16,808       12,600
 Goodwill and other intangibles, net       23,207        23,207       21,525
 Other assets                                 310           310          948
                                         --------      --------       ------
 Total assets                            $ 78,200      $123,872     $ 74,252
                                         ========      ========       ======

 Accounts payable and accrued expenses $ 19,284 $ 19,284 $ 18,108 Debt, excluding $1.2 million
  of non-recourse financing                12,169         2,675       21,486
 Other liabilities                          4,785         4,785        5,187
 Total shareholders' equity                41,962        97,128       29,471
                                         --------      --------       ------
 Total liabilities and shareholders'
   equity                                $ 78,200      $123,872     $ 74,252
                                         ========      ========       ======

(1) Proforma Condensed Consolidated Balance Sheet at September 30, 2003 reflects the financial position of the Company as if the public offering of the Company's common stock, which closed in October 2003, had closed as of September 30, 2003 and the net proceeds used to purchase the Company's Blackwood, NJ facility and repay bank and subordinated debt.

                            Supplemental Sales Data

                        Three Months Ended             Nine Months Ended
                           September 30,                 September 30,
                                     %     %                        %      %
                   2003    2002    Total Growth    2003     2002  Total  Growth
                 ------- -------  ------ ------  -------  ------- ------  -----
By Geography
North America:
POS/OEM          $ 7,903  $6,006   24.3%  31.6%  $23,989  $19,129  24.9%  25.4%
AOA                6,330   6,821   19.4%  (7.2%)  16,706   21,437  17.3% (22.1%)

EMEA              12,288   9,703   37.7%  26.6%   39,885   30,129  41.4%  32.4%
Asia/ROW           4,151   3,533   12.7%  17.4%   10,293    8,829  10.7%  16.6%
South America      1,917   1,672    5.9%  14.6%    5,436    4,652   5.6%  16.8%
                 ------- -------  ------         -------  ------- ------
                 $32,587 $27,735  100.0% (17.5%) $96,309  $84,176 100.0%  14.4%
By Business
   Segment
POS/OEM           26,111  20,884   80.1%  25.0%   79,300   62,441  82.3%  27.0%
Industrial
  Scanning         3,916   3,147   12.0%  24.4%    9,692    7,341  10.1%  32.0%
Advanced
  Optical
  Systems          2,560   3,704    7.9% (30.9%)   7,317   14,394   7.6% (49.2%)
                 ------- -------  ------         -------  ------- ------
                 $32,587 $27,735  100.0% (17.5%) $96,309  $84,176 100.0%  14.4%

POS/OEM:
New Products
Introduced
  in 2003            357       -    1.4%     NA      491        -   0.6%    NA
Introduced
  2000-2002       16,910  12,229   64.7%  38.3%   50,344   34,382  63.5%  46.4%
Introduced
  prior to
  2000             8,844   8,655   33.9%   2.2%   28,465   28,059  35.9%   1.4%
                 ------- -------  ------         -------  ------- ------
                 $26,111 $20,884  100.0%  25.0%  $79,300  $62,441 100.0%  27.0%